THE TAIWAN FUND, INC. REVIEW
October 2006

HSBC Investment (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371

Portfolio Review
Market review:
The Taiwan Stock Exchange Index (“TAIEX”) rose by 1.7% in U.S. dollar terms in October. Foreign investors were net buyers and bought NT$ 58.1 billion. Both proprietary traders and local institutions were net sellers and sold NT$ 645 million and NT$ 2.7 billion, respectively. On the economic front, the seasonally-adjusted unemployment rate fell 0.01% to 3.84% in September. Real regular wage rose for the second month. Taiwan export orders were US$26.6bn in September, a record monthly high, but annual growth declined to 12%. Export orders are expected to grow in the fourth quarter of 2006 due to: (1) NT dollar depreciation, which is enhancing Taiwan’s export competitiveness; (2) continued strong demand from China; and (3) the upcoming Christmas season. Taiwan’s Leading Index rebounded on improved financial indicators and stable non-financial indicators in September. Economic signals turned positive. However, industrial production remained weak, which weakened the Leading Index. In terms of sector performance, construction (+11.1%) and steel (+6.7%) outperformed other sectors in October due to the appreciation of real estate and healthy end demand. On the other hand, financial (+0.1%) and technology (+1.4%) sectors were underperformers in October.
Fund Performance Review:
The Fund underperformed its benchmark by 1.8% in October. Overweight positions in the solar sector and underweight positions in the financial sector contributed positively. Overweight positions in the handset sector and Printed Circuit Board (“PCB”) substrate sector negatively contributed to performance.
Investment Strategy:
The TAIEX successfully broke through the 7,000-point mark as global stock markets continued to show strength (for example, the Dow Jones topped 12,000 points) amid falling oil prices. Trading volume, however, remains thin, preventing the TAIEX from moving up further. Long margin has recovered slightly but it is still at fairly low levels, showing local money remains conservative. Sector rotation has been so fast that it has become difficult for investors to consistently outperform the market. Having performed strongly since September, traditional stocks (including China-concept, steel, property, and asset-rich stocks) started to face profit-taking pressure in October as valuations turned demanding. The infatuation with financial shares (triggered by Standard Charter’s move to acquire Hsinchu Commercial Bank at a high price) has also waned, due mainly to the government’s investigation into Chinatrust FHC. In the technology space, results for the third quarter of 2006 and guidance for the fourth quarter of 2006 have been largely in line with or slightly better than market expectation.
The Fund’s adviser, HSBC Investments (Taiwan) Limited (“HSBC Taiwan”), expects the TAIEX to consolidate in the near term due to uncertainty surrounding the U.S. economy and a lack of new major products/applications to drive technology demand in the fourth quarter of 2006. Also, non-technology shares have run up significantly in the past two months. Downside, however, appears to be limited due to continuing-low valuations, stable shareholding structure (low retail participation) and promising earnings outlook for next year. Taiwan tops the list in Asia in terms of expected earnings growth and cash dividend yield in 2007. Longer term, technology remains HSBC Taiwan’s favorite sector due to the anticipated favorable technology cycle in 2007-2008. HSBC Taiwan expects a more sustainable and significant pick-up in technology shares from the fourth quarter of 2006. HSBC Taiwan is also positive on non-technology stocks including those benefiting from falling raw material costs and/or continued strong demand from China. In addition, HSBC Taiwan is researching certain deep-valued financial stocks that it believes have bottomed out.
Total Fund Sector Allocation

	% of	% of
As of 10/31/06	Total Fund	TAIEX
Telecommunication	17.5	10.54
Semiconductor Manufacturing	13.2	13.36
Electronic Components	13.0	3.52
PC & Peripherals	12.2	17.62
Electronics	11.1	1.67
Financial Services	7.0	16.08
IC Design	6.9	3.17
TFT-LCD	4.8	4.30
Construction	3.9	1.53
Memory IC	3.8	2.30
Iron & Steel	2.5	2.81
Plastics	2.0	9.35
Electric & Machinery	0.2	1.02
Transportation	0	2.08
Others	0	1.90
Chemicals	0	1.49
Textiles	0	1.38
Cement	0	1.05
Automobile	0	0.98
Foods	0	0.92
Wholesale & Retail	0	0.76
Rubber	0	0.66
Elec. Appliance & Cable	0	0.57
Paper & Pulp	0	0.35
Glass & Ceramics	0	0.30
Tourism	0	0.29
Computer Service and Software	0	0.00
Biotech	0	0.00
Securities	0	0.00
Total	98.1	100.00
Cash	1.9

Technology	82.5	56.48
Non-Technology	8.6	27.44
Financial	7.0	16.08
Top 10 Holdings of Total Fund Portfolio

As of 10/31/06	% of Total Portfolio
Hon Hai Precision Industry Co. Ltd.	7.36

High Tech Computer Corp.	6.29

MediaTek, Inc.	4.53

Taiwan Semiconductor Manufacturing Co.	4.52

Siliconware Precision Industries Co.	4.41

D-Link Corp.	3.87

Largan Precision Co. Ltd.	3.68

Cathay Financial Holding Co. Ltd.	3.58

Au Optronics Corp.	3.03

Cheng Uei Precision Industry Co. Ltd.	2.84

Total	44.11

Total Net Assets: US$287.45Million	NAV: US$17.56 Price: US$16.21	Discount:-7.69%
No. of Shares: 16.4Million
Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index (d)
One Month	-0.17	1.71	1.72
Fiscal Year to Date (c)	0.98	5.25	5.37
One Year	26.92	23.12	28.23
Three Years	9.02	5.94	9.96
Five years	13.30	13.35	N/A
Ten Years	0.54	-0.98	N/A
Since Inception	10.04	10.49	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Market Data

	As of 09/29/06	As of 10/31/06
TAIEX	6883.05	7021.32
% change in NTD terms	4.104	2.009
% change in USD terms	3.480	1.709
NTD Daily avg. trading volume (In Billions)	75.39	83.59
USD Daily avg. trading volume (In Billions)	2.19	2.52
NTD Market Capitalization (In Billions)	16583.76	17190.48
USD Market Capitalization (In Billions)	501.06	517.86
FX Rate: (NT$/US$)	33.0975	33.195

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Chihhui Lee

Deputy Fund Manager: Steven Chan